Oppenheimer AMT-Free Municipals
NSAR Exhibit – Item 77I

Oppenheimer AMT-Free Municipals (the "Registrant"), which offers shares classes A, B and C, began offering Class Y shares on November 29, 2010.  Post−Effective Amendment No. 58 to the Registrant's Registration Statement, Accession Number 0000728889-10-001717, which includes the terms of Class Y shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N−SAR.